UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

Current Report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  12/31/2008

Ruth's Hospitality Group, Inc.
(Exact name of registrant as specified in its charter)

Commission File Number:  000-51485

Delaware	72-1060618
(State or other jurisdiction of	(IRS Employer
incorporation)	Identification No.)

500 International Parkway
Heathrow, FL 32746
(Address of principal executive offices, including zip code)

(407) 333-7440
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.    Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

    On December 31, 2008, we announced that Thomas E. O'Keefe, the Company's Executive Vice President - Chief Legal and Compliance Officer, will leave the Company to pursue other business and personal interests. On December 31, 2008, we entered into a Separation Agreement (the "Separation Agreement"), effective January 2, 2009. Under the Agreement, Mr. O'Keefe will be entitled to his standard compensation and benefits for a period of twelve months following the Separation Date. Mr. O'Keefe's options to purchase common stock of the Company shall continue to vest during the twelve months following the Separation Date. We have agreed not to exercise our repurchase rights with respect to Mr. O'Keefe's restricted stock, and all of Mr. O'Keefe's restricted stock shall fully vest upon his departure, assuming in each case that he does not breach the terms of the Separation Agreement. Mr. O'Keefe has agreed not to compete with us for a period of one year following his departure and to protect our confidential information. He has also agreed to a waiver and release for our benefit.

    The foregoing summary is qualified in its entirety by reference to the Separation Agreement, a copy of which is attached as Exhibit 10.1.

Item 9.01.    Financial Statements and Exhibits

    Exhibit 10.1 Thomas E. O'Keefe Separation Agreement dated December 31, 2008.

    Exhibit 99.1 Press Release dated December 31, 2008.

Signature(s)

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Ruth's Hospitality Group, Inc.

Date: December 31, 2008	By:	/s/ Brian M. Judge
Brian M. Judge
Vice President, Controller

Exhibit Index

Exhibit No.	Description
EX-10.1	Thomas E. O'Keefe Separation Agreement dated December 31, 2008.
EX-99.1	Press Release dated December 31, 2008.